UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 27, 2005

THE WET SEAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-18632 (Commission File Number)	33-0415940 (IRS Employer Identification No.)
26972 Burbank Foothill Ranch, California (Address of Principal Executive Offices)		92610 (Zip Code)
Registrant’s telephone number, including area code:	(949) 583-9029

N/A
——————————————————————————
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On January 31, 2005, The Wet Seal, Inc. (the “Company”) issued a press release to announce the appointment of Sidney Horn, Harold Kahn and Kenneth Reiss as new members of the Company’s board of directors, elected on January 27, 2005.

        Mr. Horn is a leading corporate lawyer and a Montreal, Canada based partner of Stikeman Elliott LLP, an international law firm. Mr. Kahn was Chairman and Chief Executive Officer of Macy’s East until March 2004 and is currently a director of Steven Madden, Ltd. Mr. Reiss is a retired partner of Ernst & Young where he was the lead auditor for several retail clients. He is currently a director of Guitar Center, Inc.

        The board appointed Mr. Reiss as Chairman of the Audit Committee and Mr. Siegel as Chairman of the Nominating and Governance Committee. The entire board, with the exception of Mr. Waller, will act as a Compensation Committee until such time as the board is expanded.

        As members of the board, Messrs. Horn, Kahn, Reiss and Siegel will each receive 300,000 restricted shares of the Company’s Class A common stock, to be vested in installments of 100,000 shares annually over the next three years, commencing on January 27, 2006. In addition, each of Messrs. Horn, Kahn, Reiss and Siegel will receive an annual stipend of $75,000.

        In addition to the appointment of the new directors, the Company announced the retirement of Walter Loeb and Wilfred Posluns and the resignation of Howard Gross as the Company’s directors, each effective on January 27, 2005. In connection with their retirement, the options held by Messrs. Loeb and Posluns will become fully vested.

        A copy of the Company’s press release appears as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits

(a)     Financial Statements of Business Acquired.

Not Applicable.

(b)     Pro Forma Financial Information.

Not Applicable.

(c)     Exhibits.

99.1     Press release, dated January 31, 2005, issued by the Company.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WET SEAL, INC. (Registrant)
Date: February 1, 2005	By: /s/ DOUGLAS C. FELDERMAN
Name: Douglas C. Felderman
Title: Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Press release, dated January 31, 2005, issued by the Company.